Media Contact:                                                Analyst Contact:
Doug Baj                                                      David Lerch
(703) 726-1431                                                (703) 726-1577
bajd@psi.com                                                  lerchd@psi.com


                PSINet COMPLETES ACQUISITION OF METAMOR WORLDWIDE
               Announces Metamor Name Change Effective Immediately

Ashburn, Va. June 16, 2000 - PSINet Inc. (Nasdaq: PSIX), the Internet Super Carrier, today announced that it has completed the acquisition of Metamor Worldwide (Nasdaq: MMWW). Shareholders for each company approved the agreement in simultaneous special meetings that took place at 10:00 a.m. U.S. EDT yesterday morning. On March 22, 2000, PSINet announced a definitive agreement to acquire Metamor Worldwide in exchange for PSINet common shares.

Metamor Worldwide, based in Houston, Texas, is a leading provider of information technology (IT) solutions supporting enterprise software and systems environments and has clients ranging from Fortune 1000 to middle market businesses. The company offers IT services including eBusiness solutions, company-wide package software implementation and integration (such as SAP and Oracle), custom application development and application outsourcing, including web hosting and Internet network integration.

Effective with the acquisition, PSINet changed the name of Metamor Worldwide, Inc. to PSINet Consulting Solutions, Inc. and changed the names of its operating units, to the following:

         PSINet Enterprise Solutions Group
         PSINet Global Solutions Group
         PSINet Industry Solutions Group

With the Metamor acquisition, PSINet now also owns approximately 80 percent of Xpedior Incorporated (Nasdaq: XPDR), a provider of innovative Internet and web page design and implementation consulting services. Xpedior is focused on comprehensive out-bound customer oriented eBusiness solutions for Global 2000 companies and emerging Internet businesses. PSINet holds two seats on the Xpedior board of directors, and the company operates independently of PSINet.

During the three months prior to closing the transaction, PSINet, Metamor and Xpedior staff worked closely to introduce the future integrated services to their combined customer bases. PSINet is known for its high quality global fiber network, Internet access products, global web hosting facilities and managed web hosting services, and


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eBusiness transaction solutions. Metamor is noted for its enterprise software and consulting skills and Xpedior for its web design capability and skills.

Headquartered in Ashburn, Va., PSINet is an Internet Super Carrier offering global eCommerce infrastructure and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities providing direct access in more than 900 metropolitan areas in 28 countries on five continents. PSINet information can be obtained by e-mail at info@psi.com, by accessing the web site at www.psinet.com or by calling in the U.S. (800) 799-0676.

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